SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 19, 2007 (December 13, 2007)

NEW JERSEY RESOURCES
CORPORATION
(Exact name of registrant as specified in its charter)

New Jersey (State or other jurisdiction of incorporation)	1-8359 (Commission File Number)	22-2376465 (IRS Employer Identification No.)

1415 Wyckoff Road Wall, New Jersey (Address of principal executive offices)	07719 (Zip Code)

(732) 938-1480
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR240.14d-2(b))

[ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On December 13, 2007, New Jersey Resources Corporation (the “Company”), as borrower, and certain of the Company’s unregulated subsidiaries (the “Company Subsidiaries”), as guarantors, entered into a $325,000,000, five-year, revolving, unsecured credit facility (the “New Credit Facility”) with the several banks and other financial institutions parties thereto, and PNC Bank, N.A., as Administrative Agent, JPMorgan Chase Bank, N.A. and Bank of America, N.A., as Syndication Agents, and Citibank, N.A. and The Bank Of Nova Scotia, as Documentation Agents. PNC Capital Markets LLC was the Lead Arranger of the New Credit Facility.  The New Credit Facility refinances an earlier credit facility that provided for a $325,000,000 revolving credit facility that was scheduled to expire on December 16, 2007 (the “Prior Credit Facility”), but has now been terminated. The Company used the initial borrowings under the New Credit Facility to refinance its Prior Credit Facility and pay all fees and expenses in connection therewith.  The New Credit Facility is scheduled to terminate on December 13, 2012.

Borrowings under the New Credit Facility bear interest, at the Company’s option at (a) variable rates based on the London inter-bank offered rate (“LIBOR”) for deposits in U.S. Dollars, plus an applicable margin which ranges from 0.25% to 0.70% (including the facility fee), depending on the credit rating of New Jersey Natural Gas Company, a subsidiary of the Company, from Standard & Poor’s and Moody’s Investor Services, Inc., or (b) at a rate per annum equal to (i) the greater of (A) PNC Bank N.A.’s prime rate or (B) the Federal Funds Open Rate, as quoted on stated electronic sources that display such rate, plus 0.55% (including the facility fee).  As of the closing of the New Credit Facility, the applicable margin over LIBOR was 0.25%. The New Credit Facility permits the borrowing of revolving loans and swingline loans, as well as the issuance of letters of credit. In addition, the Company Subsidiaries guarantee to the Lenders all of the obligations of the Company under the New Credit Facility, the notes and the other loan documents.  The New Credit Facility also includes an accordion feature, which would allow us, in the absence of a default or event of default and subject to certain conditions and deliveries, to increase from time to time, with the existing or new lenders, the revolving credit commitments under the New Credit Facility in minimum $5,000,000 increments up to a maximum $100,000,000.

The New Credit Facility contains representations, warranties, covenants, conditions and defaults customary for transactions of this type, including: (a) compliance with a maximum leverage ratio (consolidated total indebtedness to consolidated total capitalization), as defined in the New Credit Facility, of not more than 0.65 to 1.00 at any time; (b) limitation on liens and incurrence of debt covenants; (c) limitation on investments covenants; (d) limitation on mergers and asset disposition covenant (the negative covenants listed in (b), (c), and (d) applying only to the Company and the Company Subsidiaries), (e) covenants to preserve corporate existence, (f) covenants to comply with laws, (g) covenants on the use of the proceeds of the credit facility, and (h) default provisions, including defaults for non-payment, defaults for breach of representations and warranties, defaults for insolvency, defaults for non-performance of covenants, cross-defaults and guarantor defaults. The occurrence of an event of default under the New Credit Facility could result in all loans and other obligations of the Company and its unregulated subsidiaries becoming immediately due and payable and the New Credit Facility being terminated.

This description of the New Credit Facility is not complete and is qualified in its entirety by reference to the entire New Credit Facility.  The Company and its affiliates regularly engage the banks listed above to provide other banking services. All of these engagements are negotiated at arm’s length.

Item 1.02	Termination of a Material Definitive Agreement.

The information required by this item is included in Item 1.01 and incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information required by this item is included in Item 1.01 and incorporated herein by reference.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEW JERSEY RESOURCES
Date: December 19, 2007
By:	/s/GLENN C. LOCKWOOD
Glenn C. Lockwood
Senior Vice President and Chief Financial Officer

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